Exhibit 99.1

Medidata Solutions Reports Record Second Quarter 2010 Results

Net revenue and Application Services revenue increased 19% and 31%, respectively
Non-GAAP operating income* increased 93% to $8.3 million compared with guidance of $6-$7 million
GAAP operating income increased to $4.4 million from $0.8 million
Non-GAAP net income* increased 217% to $5.0 million compared with guidance of $3-$4 million
GAAP income before taxes increased to $4.6 million from $0.4 million
GAAP net income increased to $3.0 million from $0.2 million
Full year Non GAAP operating income guidance raised to $31-$33 million from $29-$31 million

NEW YORK--(BUSINESS WIRE)--August 12, 2010--Medidata Solutions (NASDAQ: MDSO), a leading global provider of SaaS-based clinical technology solutions that enhance the efficiency of customers’ clinical development, today announced its financial results for the second quarter 2010 and provided financial guidance for the third quarter and full year 2010.

“Medidata posted excellent growth in the second quarter, gaining market share and demonstrating significant scalability and margin leverage in our operating model,” said Tarek Sherif, chairman and chief executive officer of Medidata. “Importantly, the drum beat for improved efficiency and cost containment in their operations continues to grow louder from our customers, as they seek to accelerate productivity gains throughout their clinical development efforts. Our reputation for quality, innovation and customer enablement is clearly driving our momentum in the marketplace, as our customers leverage our expanding suite of products to achieve their goals. Given the strength of our product offerings and our operational strength, we are very well positioned to continue to capitalize on our current market success.”

Business Highlights

  Medidata reported record revenues and profitability in the second quarter of 2010, fueled by new customer additions through the direct and Contract Research Organization (CRO) sales channel, expansion of sales to existing customers and continuing execution of its product and operational strategy.
  Medidata continued to show excellent market momentum by signing 15 new customers, for a total of 198. Growth was seen in all industry segments, particularly in the mid-market. New customers this quarter include AMAG Pharmaceuticals, Inc, W. L. Gore & Associates, Inc. Medical Products Division and Omeros Corporation.
  Also contributing to the record earnings were increased revenues from existing customers, with over 20% of existing customers renewing contracts or expanding their usage this quarter. Three existing Medidata Rave® customers moved from study-by-study to multi-year, multi-study arrangements to capture the benefits of scale and lower their total cost of development.
  Medidata Balance™, a next-generation randomization and trial supply management (RTSM) tool, was announced this quarter. Building on Medidata’s strategy of developing SaaS-based tools that empower clinical trial researchers to streamline key trial processes, Balance interfaces seamlessly with Rave, and replaces the existing implementation-heavy processes in most alternative RTSM offerings with a short time-to-value, on-demand approach.
  Also announced this quarter was Medidata Rave Targeted SDV (Source Data Verification), the newest extension to the Medidata Rave platform, which allows companies running or managing clinical sites to reduce the time and cost of monitoring completeness and accuracy in clinical data collection, one of the largest cost areas in study execution.
  Medidata’s CRO relationships continued to contribute to the company’s overall strength, enhancing its ability to work with any research sponsor regardless of size, preferred service model or location. New partners in the Medidata ASPire to Win™ partner program increased the company’s global footprint in key markets, and include Australian CRO Novotech, Paradigm Clinical Research, PharmaNet Development Group, Inc. and Synteract. Many existing CRO partners increased their skills and investment by reaching new accreditation levels, including Tokyo-based AGREX and global CRO PPD.
  Medidata also announced enhancements to its Web Services Application Programming Interface (API), which, along with Medidata Rave’s industry-leading interoperability, supports customers’ end-to-end clinical research process. Medidata’s Developer Central Program, which provides support for technology developers and others who are developing system integrations with Medidata products, continued to grow, and now includes over 75 organizations.
  Spaulding Clinical, a leading-edge Phase I and Cardiac Core Lab provider, has become the ninth member of the Medidata Technology Partner Program. Medidata and Spaulding announced the availability of an integration that enables automatic, real-time data transfers of patient information collected in Spaulding’s Phase I unit, including clinical data, laboratory data and data collected via electronic monitoring devices, to be transferred into Medidata Rave through the Rave Web Services API, eliminating the need to reconcile data from multiple systems and providing up-to-the-minute views of trial progress and results.
  In April, the 2010 Americas Medidata User Group Meeting was held in Boston, with 190 attendees. Medidata’s collaborative user groups, organized in the Americas, Europe and Asia, are sponsored and organized by Medidata customers, and provide a venue for customers to present their best practices, hear from Medidata executives and product managers, and discuss future developments with product management.
  Medidata CEO Tarek Sherif and President Glen de Vries were named Ernst & Young Entrepreneur Of The Year® 2010 Metro New York Area Award Winners, honored for excellence in business services.

Financial Highlights

Net revenues for the second quarter of 2010 were $40.3 million, an increase of $6.3 million, or 19%, compared with $34.0 million in the second quarter of 2009. The increase in revenues was due to a $7.6 million, or 31%, increase in revenues from application services, partially offset by a decline in revenues from professional services, which continues to represent a smaller portion of the company’s total revenue. Medidata’s changing business mix reflects the company’s strategy to lower the total cost of ownership for its clients by reducing the total amount of follow-on professional services they incur.

Medidata’s net revenue growth in the second quarter of 2010 was driven by new customer additions, cross-selling to existing customers and increased usage by multi-year, multi-study and study-by-study customers across the globe.

Gross margins in the second quarter of 2010 were 68%, an increase of 5 percentage points over gross margins of 63% a year ago, and a 2 percentage point sequential improvement. Medidata’s margin expansion continues to be fueled by the accelerating market acceptance of Medidata’s product and professional services strategy, as well as its focus on effectively managing its cost of revenues.

“Medidata’s consistent and strong performance extends throughout our financial results and across all key metrics,” noted Bruce Dalziel, Medidata’s chief financial officer. “The company’s revenue visibility and growth, coupled with our inherently scalable platform and business model, are driving our financial results. At this point our margins are comparable to larger SaaS peers, and there is further opportunity for us to scale profitably.”

Income before taxes increased to $4.6 million in the second quarter of 2010, compared with $0.4 million in the second quarter of 2009.

Non-GAAP operating income* for the second quarter of 2010 increased 93% to $8.3 million, compared with $4.3 million in the second quarter of 2009. GAAP operating income for the quarter was $4.4 million, compared with $0.8 million a year ago.

Non-GAAP net income for the second quarter of 2010 increased 217% to $5.0 million, or $0.21 per diluted share, compared with $1.6 million, or $0.09 per diluted share, in the second quarter of 2009. This compares with previous non-GAAP net income guidance on May 13, 2010 of between $3.0 - $4.0 million, which excludes any tax impact on stock-based compensation and amortization. Including the tax impact on stock-based compensation and amortization at a 35% effective tax rate, adjusted non-GAAP net income for the second quarter of 2010 increased 171% to $4.3 million, or $0.18 per diluted share, compared with $1.6 million, or $0.09 per diluted share, in 2009.

GAAP net income for the quarter was $3.0 million, or $0.13 per diluted share, compared with $0.2 million, or $0.01 per diluted share, in the second quarter of 2009.

Income tax expense increased $1.4 million to $1.6 million in the second quarter of 2010 from $0.2 million in the comparable period. The increase was primarily driven by domestic income tax incurred in 2010.

Diluted shares for the second quarter of 2010 were 23.7 million, compared with 17.8 million in the comparable quarter a year ago, reflecting the issuance of an additional 6.3 million shares in conjunction with the company’s initial public offering in June 2009.

Total cash, cash equivalents and marketable securities were $86 million at the end of the second quarter versus $89 million at the end of the fourth quarter 2009. The decrease was primarily driven by the timing of cash payments associated with multi-year software-related fees and equipment purchases during the first half of the year, as well as the impact from company-wide bonus payments during the first quarter.

Financial Outlook

For the full year 2010, the company now expects revenues to be between $161 and $164 million, compared with previous guidance of $160 and $164 million. Non-GAAP operating income is now expected to be between $31 and $33 million, compared to previous guidance of between $29 and $31 million. Based on current estimates, this would equate to GAAP operating income between $15.5 and $17.5 million. Non-GAAP net income is now expected to be between $17.5 and $19.5 million, compared to previous guidance of between $16.5 and $18.5 million. Based on current estimates, this would equate to GAAP net income between $9.5 and $11.5 million. The company now expects adjusted non-GAAP net income, which includes the tax impact on stock-based compensation and amortization at a 35% effective tax rate, to be between $15 and $17 million, compared to previous guidance of between $14.5 and $16.5 million.

The company will be providing both non-GAAP net income and adjusted non-GAAP net income for the balance of the year for convenience in comparing its operating performance over time.

Total remaining backlog for 2010 was $75 million at the end of the second quarter. Remaining year backlog represents the amount of contractual revenue already booked, which is expected to be recognized during the remainder of the year.

For the third quarter of 2010, the company expects revenues to be between $40 and $41 million. The company expects non-GAAP operating income to be between $7 and $8 million. Based on current estimates this would equate to GAAP operating income of $2.5 and $3.5 million. Non-GAAP net income is expected to be between $3.5 and $4.5 million. Adjusted non-GAAP net income, which includes the tax impact on stock-based compensation and amortization at a 35% effective tax rate, is expected to be between $3 and $4 million. Based on current estimates this would equate to GAAP net income of between $1.5 and $2.5 million.

While changes in the stock price could change the fully diluted share count, the company is assuming 24.1 million fully diluted shares in both the third quarter and full year, respectively.

Mr. Sherif concluded, “Medidata’s second quarter was marked by our exceptional performance on many fronts, as we achieved record financial results, witnessed continued success with our channel partners and continued to drive both greater operational efficiencies and momentum in our product development efforts. Our vision of an end-to-end clinical development solution – and our execution in growing our suite of software-as-a-service products that enable it – is leading our industry. We believe that our unified solution, with unmatched interoperability, provides us with a significant competitive advantage, positioning us well to grow our role as a leader in bringing clinical technology innovation to our industry.”

Conference Call

The company plans to host its investor conference call today at 5:00 p.m. Eastern Time to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2010. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Thursday, August 26, 2010 by dialing 800-642-1687 domestically or 706-645-9291 internationally, with the passcode 88088050. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata Solutions Worldwide

Medidata Solutions (www.mdsol.com) is a leading global provider of SaaS-based clinical development solutions that enhance the efficiency of customers’ clinical trials. For over 10 years, Medidata has consistently brought next-generation innovation to the life science industry to lower the total cost of clinical development through informed trial planning and management, optimized clinical processes and platform interoperability. Medidata’s advanced solutions address key functions throughout the clinical development process including protocol development (Medidata Designer®), trial planning and management (Medidata Grants Manager®, Medidata CRO Contractor®), user and learning management (iMedidata™), randomization and clinical supply management (Medidata Balance™), monitoring (Medidata Rave Monitor, Medidata Rave Targeted SDV), Serious Adverse Events capture (Medidata Rave Safety Gateway) and clinical data capture, management and reporting (Medidata Rave®). Our diverse customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the Company, see disclosures contained in Medidata's public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2009. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides Non-GAAP operating income, net income, adjusted net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of purchased intangible assets and acquisition-related charges and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense. There was no material tax benefit to stock based compensation and amortization prior to December 2009 when calculating non-GAAP net income because the company’s net operating loss carry-forwards were available to fully offset its taxable income. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions and stock-based compensation expense. Management uses these Non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation and amortization (tax and non tax affected) and non-cash, share-based compensation charges and management believes, based on discussions with investors, that these Non-GAAP measures enhance investor’s ability to assess Medidata’s historical and project future financial performance. While management believes these Non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of Non-GAAP financial measures. One limitation of Non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these Non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues
Application services	$32,162	$24,523	$61,892	$48,188
Professional services	8,151	9,505	16,063	19,442
Total revenues	40,313	34,028	77,955	67,630

Cost of revenues
Application services	6,327	5,845	12,394	11,515
Professional services	6,492	6,839	13,001	13,452
Total cost of revenues	12,819	12,684	25,395	24,967

Gross profit	27,494	21,344	52,560	42,663

Operating costs and expenses:
Research and development	6,680	5,789	13,014	11,286
Sales and marketing	7,927	6,745	15,420	13,458
General and administrative	8,479	8,037	16,774	14,858

Total operating costs and expenses	23,086	20,571	45,208	39,602

Operating income	4,408	773	7,352	3,061

Interest and other (expense) income:
Interest expense	(67)	(405)	(147)	(839)
Interest income	100	36	193	63
Other income (expense), net	164	(3)	133	(8)

Total interest and other income (expense), net	197	(372)	179	(784)

Income before income taxes	4,605	401	7,531	2,277

Provision for income taxes	1,640	201	2,702	383

Net income	$2,965	$200	$4,829	$1,894

Earnings per share:
Basic	$0.13	$0.01	$0.21	$0.23
Diluted	$0.13	$0.01	$0.20	$0.11

Weighted average common shares outstanding:
Basic	22,881	7,385	22,807	7,212
Diluted (1)	23,686	17,769	23,664	17,596

(1) Diluted shares for the three months ended June 30, 2010 were 23,685,843, as compared to 17,769,446 in the same period in 2009. The change is primarily due to 6.3 million shares of common stock issuance upon the IPO on June 24, 2009.

MEDIDATA SOLUTIONS, INC.

Reconciliation of GAAP Operating Income and GAAP Net Income to Non-GAAP Operating Income, Non-GAAP Net Income and Adjusted Non-GAAP Net Income (unaudited) (Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating income:
GAAP operating income	$4,408	$773	$7,352	$3,061
GAAP operating margins	10.9%	2.3%	9.4%	4.5%

Depreciation and amortization	2,218	2,591	4,811	5,141
Stock-based compensation	1,658	920	2,808	1,923

Non-GAAP operating income	$8,284	$4,284	$14,971	$10,125
Non-GAAP operating margins	20.5%	12.6%	19.2%	15.0%

Net income:
GAAP net income	$2,965	$200	$4,829	$1,894

Stock-based compensation	1,658	920	2,808	1,923
Amortization	365	456	730	913

Non-GAAP net income	4,988	1,576	8,367	4,730

Tax impact on stock-based compensation and amortization (1)	(715)	-	(1,238)	-

Adjusted non-GAAP net income	$4,273	$1,576	$7,129	$4,730

GAAP basic earnings per share	$0.13	$0.01	$0.21	$0.23
GAAP diluted earnings per share	$0.13	$0.01	$0.20	$0.11

Non-GAAP basic earnings per share	$0.22	$0.20	$0.37	$0.62
Non-GAAP diluted earnings per share	$0.21	$0.09	$0.35	$0.27

Adjusted non-GAAP basic earnings per share	$0.19	$0.20	$0.31	$0.62
Adjusted non-GAAP diluted earnings per share	$0.18	$0.09	$0.30	$0.27

(1) Tax impact calculated using a 35% effective tax rate

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income and net income per share applicable to common stockholders for the three months and six months ended June 30, 2010 and 2009. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions and stock-based compensation expense.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except per share data)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$19,223	$39,449
Marketable securities	64,869	36,566
Accounts receivable, net of allowance for doubtful accounts of $267 and $197, respectively	18,998	18,887
Prepaid commission expense	3,062	3,045
Prepaid expenses and other current assets	6,978	3,566
Deferred income taxes	139	139

Total current assets	113,269	101,652

Restricted cash	532	532
Marketable securities - long-term	2,112	13,072
Furniture, fixtures and equipment, net	11,463	12,960
Goodwill	9,799	9,799
Intangible assets, net	3,674	4,404
Other assets	965	990

Total assets	$141,814	$143,409

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,398	$3,073
Accrued payroll and other compensation	7,329	10,837
Accrued expenses and other	5,279	7,543
Deferred revenue	73,552	69,842
Capital lease obligations	1,338	2,735

Total current liabilities	89,896	94,030

Noncurrent liabilities:
Deferred revenue, less current portion	22,226	27,868
Capital lease obligations, less current portion	308	781
Other long-term liabilities	541	498

Total noncurrent liabilities	23,075	29,147

Total liabilities	112,971	123,177

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share; 100,000 shares authorized, 23,765 and 22,900 shares issued; 23,737 and 22,895 shares outstanding, respectively	238	229
Additional paid-in capital	117,849	113,674
Treasury stock, 28 and 5 shares, respectively	(400)	(69)
Accumulated other comprehensive loss	(317)	(246)
Accumulated deficit	(88,527)	(93,356)

Total stockholders’ equity	28,843	20,232

Total liabilities and stockholders' equity	$141,814	$143,409

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)
	Six Months Ended June 30,
	2010	2009

Cash flows from operating activities:
Net income	$4,829	$1,894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,811	5,141
Stock-based compensation	2,808	1,923
Amortization of discounts or premiums on marketable securities	576	-
Excess tax benefit associated with stock-based compensation awards	(549)	-
Deferred income taxes	29	28
Amortization of debt issuance costs	27	67
Changes in operating assets and liabilities:
Accounts receivable	(111)	3,949
Prepaid commission expense	(17)	(236)
Prepaid expenses and other current assets	(3,412)	(470)
Other assets	25	(52)
Accounts payable	481	(905)
Accrued payroll and other compensation	(3,508)	(1,077)
Accrued expenses and other	(1,103)	661
Deferred revenue	(1,932)	1,178
Other long-term liabilities	8	36

Net cash provided by operating activities	2,962	12,137

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(4,447)	(2,151)
Purchases of available-for-sale marketable securities	(33,374)	-
Proceeds from sale of available-for-sale securities	15,499	-
Decrease in restricted cash	-	13

Net cash used in investing activities	(22,322)	(2,138)

Cash flows from financing activities:
Proceeds from exercise of stock options	827	3
Excess tax benefit associated with stock-based compensation awards	549	-
Repayment of obligations under capital leases	(1,870)	(2,486)
Acquisition of treasury stock	(331)	-
Payment of debt issuance costs	(21)	-
Proceeds from initial public offering, net of underwriting discounts and commissions	-	82,026
Payment of costs associated with initial public offering	-	(2,563)
Payment of preferred stock accumulated accrued dividends	-	(2,282)
Repayment of debt obligation	-	(750)

Net cash (used in) provided by financing activities	(846)	73,948

Net (decrease) increase in cash and cash equivalents	(20,206)	83,947

Effect of exchange rate changes on cash and cash equivalents	(20)	32

Cash and cash equivalents — Beginning of period	39,449	9,784

Cash and cash equivalents — End of period	$19,223	$93,763

CONTACT:
Investor Contact:
Medidata Solutions
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media Contact:
Lois Paul & Partners
Susan McCarron, 781-782-5767
susan_mccarron@lpp.com